For Release 4 p.m. EST

March 9, 2006

BSQUARE Announces Fourth Quarter and Year End Results

Reports 26% Sequential and 42% Year-Over-Year Quarterly Revenue Growth

Bellevue, WA – March 9, 2006 – BSQUARE Corporation (Nasdaq: BSQR), a leading provider of embedded software solutions, today announced financial results for the fourth quarter and year ended December 31, 2005.

BSQUARE reported total revenue for the quarter of $12.7 million, an increase of 42% from the $8.9 million reported during the fourth quarter of 2004, and a 26% increase from the $10.1 million reported in the third quarter of 2005. The fourth quarter of 2004 included $1.4 million in sales to Cardinal Healthcare compared to none for the third and fourth quarters of 2005. Sales to customers other than Cardinal increased 69% year-over-year. Cardinal, which represented 19% of revenue in 2004, began purchasing from a competitor in the second quarter of 2005.

Total revenue for the year ended December 31, 2005 was $42.9 million, which included $831,000 in sales to Cardinal, compared to $38.9 million in 2004, which included $7.4 million in sales to Cardinal, representing a 34% year-over-year increase in revenue generated from customers other than Cardinal.

The company reported a net loss for the quarter of $246,000, or $0.03 per share, compared to net income of $77,000, or $0.01 per share, in the fourth quarter of 2004, which included $56,000 in income from discontinued operations. The company reported a net loss of $469,000, or $.05 per share, in the third quarter of 2005. Operating expenses for the quarter included $399,000 in bad debt expense associated with a previously disclosed customer dispute. For the year ended December 31, 2005, the company reported a net loss of $1.3 million, or $0.14 per share, compared to a net loss of $7.1 million, or $0.74 per share, for 2004, which included a loss from discontinued operations of $6.3 million ($0.66 per share). Research and development expense was $1.9 million for the year ended December 31, 2005, representing an increase of $1.1 million, or 128%, over 2004, as the company continued to invest in expanding and improving its product offerings.

Key Results, Achievements and Events:

•	Highest quarterly revenue since the third quarter of 2001. In 2001, the company’s revenue was dominated by the Microsoft Tools consulting business. Today, the company has a more diversified revenue base, generating revenue from the sale of Microsoft Embedded operating systems, professional engineering services and BSQUARE’s own proprietary software products;

•	A 33% sequential increase in quarterly service revenue from $2.9 million in the third quarter of 2005 to $3.9 million this quarter. The increase was a result of strong market demand and improved sales execution;

•	Continued sequential increase in service gross profit margin to 39% for the quarter, up from 30% in the third quarter of 2005. Increased service revenue and improved personnel utilization contributed to the increase;

•	The adoption by Hewlett-Packard (HP) of BSQUARE’s version 2.1 SDIO Now! technology into HP’s iPAQ handhelds and a continuing multi-year collaboration with HP;

•	Continued progress in the development of the company’s next generation reference designs that will serve the wireless, handheld and portable media player markets. During the quarter, the company announced its Portable Media Player initiative and began sales and marketing activities in anticipation of initial product releases expected to begin in the second quarter of 2006;

•	Selected as a member of the Intel Storage Community (ISC). Through this membership, BSQUARE gains early involvement with new Intel roadmaps and the strategic development of leading-edge storage solutions; and

•	Consummated a reverse stock split and regained compliance with the Nasdaq $1 minimum bid price continued listing requirement set forth in Marketplace Rule 4450(a)(5).

“I am pleased that we achieved the revenue goals we set forth at the end of the third quarter while also continuing to expand our product offerings to address several high growth market opportunities. We had an exceptionally strong quarter in all of our revenue lines, exceeding the 10-15% sequential revenue growth estimate we communicated to investors in the third quarter,” said Brian Crowley, president and chief executive officer of BSQUARE. “We also made tangible progress in further development of our product offerings, including improvements to our Wireless and Handheld Reference designs, our Portable Media Player Reference design, and our SDIO product line. We believe that these investments will contribute to our continued growth during 2006.”

Revenue Overview

Software revenue for the quarter was $8.8 million, including $8.2 million in sales of third-party software products, primarily Microsoft Embedded operating systems. This compared to software revenue of $6.5 million in the fourth quarter of 2004 and $7.2 million in the third quarter of 2005. Third-party software sales were $5.8 million in the fourth quarter of 2004 and $6.7 million in the third quarter of 2005. Excluding sales to Cardinal, third-party software sales increased 85% year-over-year and 23% sequentially. The year-over-year and sequential increases were due to further penetration within the company’s existing customer base, new customer acquisition, improved sales execution and the beneficial impact of a customer referral relationship which began this quarter. Third-party software sales were $28.6 million for fiscal 2005 as compared to $25.7 million in 2004, an increase of 11%. Excluding sales to Cardinal, third-party software sales increased 52% year-over-year. Overall, these trends reflect improvements made at the company level as well as strengthening of the general embedded marketplace and Microsoft’s improved market share.

Proprietary software revenue was $601,000 for the quarter, compared to $682,000 in the fourth quarter of 2004 and $491,000 in the third quarter of 2005. Lower sales of the company’s SDIO Now! product accounted for the decrease as compared to the prior year, whereas increased reference design revenue and increased revenue associated with the products acquired from Vibren Technologies accounted for the sequential growth. The company has been anticipating weaker SDIO Now! sales for some time due to the company’s upgrade to its SDIO Now! 2.x product and Microsoft’s introduction of a competing technology in its recent embedded operating system releases. This quarter included $185,000 in reference design royalty revenue generated from one customer. Proprietary software sales were $2.6 million for fiscal 2005 as compared to $2.7 million in 2004, representing a slight decrease.

Service revenue for the quarter was $3.9 million, a 63% increase compared to $2.4 million in the fourth quarter of 2004 and a 33% increase compared to $2.9 million in the third quarter of 2005. Service revenue improvement was attributable to higher activity levels driven by overall market strength, sales improvements, improved personnel utilization and strength in Asia Pacific service revenue. Billable hours increased by 71% year-over-year and 12% sequentially. The company worked on 71 projects during the quarter, up 10 from the third quarter of 2005. The realized rate per hour increased 15% sequentially, recapturing the entire decline experienced in the third quarter of 2005. Service revenue was $11.7 million for fiscal 2005 as compared to $10.6 million in 2004, representing an 11% increase. Higher service revenue in the second half of 2005 attributable to the factors mentioned previously accounted for the increase.

“This quarter represented a breakthrough top-line quarter in several areas. We topped the elusive $3 million revenue mark in service revenue, creating increased scale in our gross margins, while breaking $8 million for the first time in third-party software sales,” commented Crowley. “While the fourth quarter significantly exceeded expectations we set last quarter, we benefited from several factors that we don’t see reoccurring in the short term, the most significant of which was better than expected new customer revenue in our third-party software line. Based on current visibility into the first quarter of 2006, we expect to see total revenue increase 10% to 16% versus the first quarter of 2005 but decline sequentially 10% to 15%. We remain confident that the revenue run rates seen this quarter were not an anomaly and anticipate surpassing these levels during 2006.”

Gross Profit Margin Overview

Overall gross profit was $3.2 million, or 25.2% of total revenue, for the quarter, compared to $2.1 million, or 23.7%, in the fourth quarter of 2004 and $2.3 million, or 22.3%, in the third quarter of 2005. The overall gross margin improvement was primarily the result of improvements in service gross profit margin. Overall gross profit was $9.9 million, or 23.0% of total revenue, for fiscal 2005 compared to $9.0 million, or 23.3%, in 2004.

Software gross margin was 18.8% of software revenue for the quarter, compared to 24.4% in the fourth quarter of 2004 and 19.2% in the third quarter of 2005. Overall, software margins were impacted negatively on a comparative basis by the relative lower mix of high-margin proprietary software revenue as a percentage of total software revenue. Third-party software margin was 13.6% of third-party software revenue this quarter, down from 15.6% in the fourth quarter of 2004 and 14.2% in the third quarter of 2005. Third-party software margin fell slightly sequentially due to several large, low margin orders captured through the referral relationship mentioned previously. Service gross margin was 39.5% of service revenue this quarter, compared to 21.8% in the fourth quarter of 2004 and 29.9% in the third quarter of 2005. Service gross profit margin improvement was realized through higher revenue, improved rate per hour and improved utilization.

Scott Mahan, BSQUARE’s chief financial officer, commented, “We were pleased to see continued service margin improvement this quarter, continuing the momentum of the third quarter, and reaching our previously stated goal to achieve 35% service gross margin, or higher, on a quarterly basis by the end of 2005.”

Operating Expenses Overview

For the quarter, operating expenses were $3.6 million, compared to $2.1 million in the fourth quarter of 2004 and $2.8 million in the third quarter of 2005. Sales, general and administrative expenses increased $636,000 sequentially, of which $399,000 related to bad debt expense taken against a customer receivable currently the subject of litigation and $105,000 which was attributable to higher bonuses and commissions resulting from higher sales. The remainder of the sequential operating expense increase was primarily driven by $131,000 in increased research and development expenses associated with the company’s product development efforts, particularly its DevkitIDP 270 reference design and Portable Media Player products. When compared to the fourth quarter of 2004, operating expenses increased $1.5 million. The year-over-year increase was driven by a $348,000 increase in research and development expense to support product development efforts, increased facilities costs, increased sales payroll and related expenses as well as the factors noted previously.

Mahan commented, “As disclosed in our public filings, we have an ongoing dispute with a customer pertaining to engineering services provided in the first half of 2005. While we believe we have a strong contractual and legal position to enforce collection, and intend on exercising all prudent options available to us, we deemed it appropriate to reserve for the related customer account receivable this quarter given concerns regarding the customer’s longer-term viability.”

Operating expenses were $11.5 million, or 26.7% of total revenue, for fiscal 2005 compared to $10.1 million, or 25.9%, in 2004, an increase of $1.4 million. Research and development expense to support the company’s increased focus on its proprietary software products initiatives accounted for $1.1 million of the increase with the remainder primarily attributable to higher sales expenses.

Cash Flow Overview

The company’s cash and cash equivalents and short-term investments increased to $10.7 million at December 31, 2005 as compared to $10.2 million at September 30, 2005 and $12.9 million at December 31, 2004 ($1.2 million of the balance is restricted in each case). The sequential increase was driven by stronger cash collections and increases in the company’s royalty payable to Microsoft at quarter-end compared to the third quarter of 2005. The full year decrease of $2.2 million in cash was attributable to the net loss of $1.3 million, $500,000 paid to acquire the assets of Vibren in the second quarter of 2005, $226,000 in capital expenditures and negative changes in working capital. The company’s cash flows and working capital are sensitive to the timing of Microsoft Embedded operating systems sales within the quarter due to collection patterns and the timing of royalty payments to Microsoft.

Conference Call

Management will host a conference call today, Thursday, March 9 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To access the call, please dial (800) 811-0667 or (913) 981-4901 for international callers and reference “BSQUARE Corporation Fourth Quarter and Year End 2005 Earnings Conference Call.” A replay will be available for one week following the call by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; reference conference ID 9340862. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device marketplace. Committed to delivering quality and lowering project risk and time to market, our teams collaborate with smart device makers at any stage in their device development. Our solution portfolio includes software and hardware development, systems integration services, reference designs, board support packages, middleware, and applications. Device makers can also license best-in-class software products and operating systems from us as a full service provider. Since 1994, BSQUARE has completed hundreds of successful projects and has become a trusted partner to smart device makers worldwide. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. Other product or service names mentioned herein are the trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results, stock performance, business development and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” “presume,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results” and in other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Company Contact:
Scott Mahan
Chief Financial Officer
BSQUARE
425.519.5900
investorrelations@bsquare.com

Investor Contact:
Matt Hayden
President
Hayden Communications, Inc.
858.704.5065
matt@haydenir.com

BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$7,694	$4,943
Short-term investments	1,800	6,800
Accounts receivable, net of allowance for doubtful accounts of $687 in 2005 and $222 in 2004	7,296	4,841
Prepaid expenses and other current assets	440	376

Total current assets	17,230	16,960
Equipment, furniture and leasehold improvements, net	792	784
Intangible assets, net	304	—
Restricted cash	1,200	1,200
Other non-current assets	44	—

Total assets	$19,570	$18,944

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,662	$1,340
Other accrued expenses	3,298	2,693
Accrued compensation	964	878
Accrued legal fees	534	534
Deferred revenue	270	390

Total current liabilities	7,728	5,835
Deferred rent	379	375

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,553,566 shares issued and outstanding at December 31, 2005 and 9,533,082 shares issued and outstanding at December 31, 2004	118,393	118,350
Accumulated other comprehensive loss	(423)	(406)
Accumulated deficit	(106,507)	(105,210)

Total shareholders’ equity	11,463	12,734

Total liabilities and shareholders’ equity	$19,570	$18,944

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)

Revenue:
Software	$8,778	$6,524	$31,210	$28,364
Service	3,918	2,406	11,713	10,556

Total revenue	12,696	8,930	42,923	38,920

Cost of revenue:
Software	7,127	4,933	24,679	21,893
Service	2,372	1,880	8,360	7,977

Total cost of revenue	9,499	6,813	33,039	29,870

Gross profit	3,197	2,117	9,884	9,050

Operating expenses:
Selling, general and administrative	2,941	1,857	9,504	9,176
Research and development	624	276	1,950	855
Restructuring charges	—	—	—	40

Total operating expenses	3,565	2,133	11,454	10,071

Loss from operations	(368)	(16)	(1,570)	(1,021)
Interest and other income, net	70	50	287	237

Income (loss) from continuing operations before income taxes	(298)	34	(1,283)	(784)
Income tax benefit (provision)	52	(11)	(14)	(11)

Income (loss) from continuing operations	(246)	23	(1,297)	(795)
Income (loss) from discontinued operations Loss from discontinued operatons	—	54	—	(6,256)

Net income (loss)	$(246)	$77	$(1,297)	$(7,051)

Basic and diluted loss per share:
Income (loss) from continuing operations	$0.03	$0.00	$(0.14)	$(0.08)
Income (loss) from discontinued operations	$0.00	$0.01	$(0.00)	$(0.66)

Basic and diluted income (loss) per share	$0.03	$0.01	$(0.14)	$(0.74)

Shares used in calculation of loss per share:
Basic	9,551	9,507	9,541	9,464

Diluted Diluted	9,551	9,868	9,541	9,464